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                                                                  EXHIBIT (3)(b)



                          LIFE INSURANCE SOLUTIONS, LLC
                              D/B/A LIS SECURITIES

                             SELLING GROUP AGREEMENT

         THIS AGREEMENT ("Agreement") is made by and between Life Insurance Solutions, LLC, a Delaware limited liability company d/b/a LIS Securities ("LIS"), and the undersigned broker-dealer ("Broker-Dealer").

                                    RECITALS:

A. LIS, pursuant to the provisions of a Distribution Agreement ("Distribution Agreement") between LIS and Kemper Investors Life Insurance Company ("KILICO"), acts as a distributor of certain variable annuity contracts and/or variable life insurance policies and any certificates under those contracts and/or policies (the "variable products" or "Contracts") issued by KILICO. Such Contracts are identified in the Schedule of Products attached to this Agreement at the time that this Agreement is executed, and such other Contracts that may be added to the Schedule of Products from time to time in accordance with Section 1.5 of this Agreement. The Schedule of Products is a part of this Agreement as if set forth herein.

B. Certain of the Contracts identified in the Schedule of Products with the designation "Private Placement" (the "Private Placement Contracts") are to be offered pursuant to a disclosure document ("private placement memorandum" or "PPM") to be delivered to the prospective purchaser of the variable product described therein in reliance upon certain exemptions from the requirements of federal securities law for placements of securities other than by means of a public offering. Interests in the Private Placement Contracts will not be registered under the Securities Act of 1933, as amended ("1933 Act"), or the Investment Company Act of 1940, as amended ("1940 Act"), in reliance upon exemptions therein.

C. LIS desires that Broker-Dealer distribute KILICO's variable products in those states or jurisdictions in which Broker-Dealer, LIS, KILICO and the Contracts are appropriately licensed, qualified or approved, and Broker-Dealer desires to sell those Contracts, through its agents in those states or jurisdictions, on the terms and conditions set forth hereinafter. KILICO has authorized LIS to enter into separate written agreements with broker-dealers that are registered under the Securities Exchange Act of 1934, as amended ("1934 Act"), and are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") and pursuant to which the broker-dealers would be authorized to participate in the distribution of the Contracts and would agree to use their best efforts to solicit applications for the Contracts in accordance with the terms of those agreements.

D. KILICO, pursuant to a General Agent Agreement, has authorized Broker-Dealer or affiliates to act as a general agent ("General Agent"), collectively if more than one, for the solicitation of applications for the Contracts and to engage in the distribution activities contemplated by this Agreement and that General Agent Agreement.

E. The parties to this Agreement desire that Broker-Dealer be authorized to solicit applications for the sale of the Private Placement Contracts only to "Qualified Purchasers" or "Accredited Investors," as those terms are defined herein, and the balance of the Contracts to the general public, subject to the terms and conditions set forth herein.




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         NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:


            Section 1: Representations and Warranties; Authorizations

1.1 Broker-Dealer agrees to use its best efforts on behalf of LIS while performing the functions set forth herein. Broker-Dealer shall be free to exercise its own judgment as to whom and the time, place, and manner of solicitation except, (a) Broker-Dealer shall only offer the Private Placement Contracts to (i) an Accredited Investor, which is either an individual, a corporation, or a trust which applies to KILICO for insurance upon the life or lives of individuals that it desires to have insured, and which meets the definition of accredited investor in Rule 501 of the 1933 Act, and (ii) a Qualified Purchaser, which is an Accredited Investor that satisfies the definition of qualified purchaser in Section 2(a)(51) of the 1940 Act; and (b) Broker-Dealer shall not solicit applications for the Private Placement Contracts in any manner which constitutes a public offering or involves any form of general solicitation or general advertising. With respect to Qualified Purchasers, Broker-Dealer shall use a questionnaire in substantially the form included as Exhibit B to this Agreement to require each prospective purchaser to represent and warrant that it owns sufficient "investments" (as defined in Rule 2a51-1 under the 1940 Act) to meet the financial requirements and otherwise meet the requirements of the appropriate definition of "qualified purchaser" in Section 2(a)(51) of the 1940 Act. Each Registered Representative (as defined below) of Broker-Dealer shall keep a record of prospective purchasers with whom the Private Placement Contracts are discussed or to whom the offering materials are sent. Broker-Dealer shall also require each Registered Representative to comply with the requirements of a non-public offering of the Private Placement Contracts. Broker-Dealer shall pay all expenses incurred by it hereunder and shall comply in all material respects with all applicable federal and state laws, ordinances and regulations relating thereto.

1.2 Broker-Dealer may recommend persons associated with it who are duly licensed and qualified under applicable law and regulation to act in the offer or sale of variable products ("Registered Representatives") for appointment as insurance agents of KILICO. Broker-Dealer is authorized, except as hereinafter specifically provided, to cause its Registered Representatives to sell the Contracts in the states and jurisdictions in which Broker-Dealer and its Registered Representatives are appropriately licensed, registered or otherwise qualified and in which the Contracts are duly authorized; provided, however, Broker-Dealer shall be solely responsible for assuring that no Registered Representative shall be allowed to participate in the solicitation or sale of the Contracts unless at the time of the solicitation or sale that person: (a) is of good character and business repute as contemplated by the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association (the "Code of Ethical Market Conduct"); (b) has been trained on how to use information-gathering and analytical tools (including, but are not limited to, questionnaires, financial plans, customer profiles, and capital needs and financial needs analyses) for determining clients' insurable needs and financial objectives and agrees to evaluate carefully the insurance needs and financial objectives of clients and use information-gathering and analytical tools to determine that the insurance or annuity product being proposed meets those needs; (c) agrees not to make any recommendation to an applicant or prospective purchaser to purchase a Contract without having reasonable grounds to believe that the purchase of the Contract is suitable for the applicant or prospective purchaser or, with respect to the Private Placement Contracts, in a manner inconsistent with the terms and conditions of this Agreement; (d) possesses all necessary qualifications to sell the Contracts, including appropriate licensure by the NASD and all other applicable state insurance and securities regulatory authorities, has been appointed as an insurance agent of KILICO, and agrees to maintain all licenses necessary in connection with the solicitation and sale of the Contracts; (e) agrees to






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         report promptly in writing to KILICO and LIS all customer or regulatory complaints or inquiries, whether written or oral, and to assist KILICO and LIS in resolving any complaint to the satisfaction of all parties; and (f) agrees to abide by the Code of Ethical Market Conduct. Broker-Dealer shall not have the authority nor shall it grant such authority to any of its Registered Representatives, on behalf of LIS and KILICO: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract's forfeiture provisions; to extend the time of paying any premiums; or to receive any monies or premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or premiums to KILICO). If Broker-Dealer or its Registered Representatives inadvertently receive any monies from applicants for or purchasers of the Contracts, as payment of any premium, loan interest, loan principal, or other payments, they shall hold them in a fiduciary capacity only and promptly submit them to KILICO. KILICO, in its sole discretion, may reject any application for a Contract submitted to it by the Broker-Dealer or any of its Registered Representatives.

1.3 LIS, subject to the terms and conditions contained herein, hereby authorizes Broker-Dealer as an independent contractor, on a non-exclusive basis, to make sales of the Contracts for which LIS acts as distributor. Broker-Dealer agrees to instruct and train its Registered Representatives in the marketing of the Contracts and the legal requirements applicable to such marketing. Broker-Dealer shall direct the sales activities of its Registered Representatives and shall be solely responsible for the conduct of its Registered Representatives in the solicitation of applications, subscription agreements, premium and purchase payments. Further, Broker-Dealer shall be solely responsible for the supervision of its Registered Representatives and shall enforce written supervisory procedures to assure strict compliance with applicable rules and regulations under the 1934 Act, NASD rules, and other applicable federal and state statutes and regulations. Further, Broker-Dealer agrees to abide by the Code of Ethical Market Conduct, a copy of which is attached as Exhibit A to this Agreement. Broker-Dealer also agrees to engage in active and fair competition as contemplated by the Code of Ethical Market Conduct.

1.4 Nothing herein contained shall constitute Broker-Dealer or any of its Registered Representatives as employees of LIS or KILICO in connection with the solicitation of applications for the Contracts.

1.5 The Schedule of Products may be amended by LIS at its sole discretion from time to time to include other Contracts distributed by LIS pursuant to the Distribution Agreement or other distribution agreements with KILICO, or to delete Contracts from the Schedule. The provisions of this Agreement shall be equally applicable to each Contract listed on the Schedule of Products unless the context otherwise requires.


         Section 2: Representations and Warranties; Registration, Licensing and Compliance

2.1      Broker-Dealer represents and warrants to, and covenants with, LIS that:

         a. It is and will remain at all times during the term of this Agreement a member in good standing of the NASD and a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") under the 1934 Act and licensed as a broker-dealer in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations under this Agreement.

         b. It is in compliance in all material respects, and during the term of this Agreement, will remain in compliance in all material respects, with all applicable federal and state securities laws and regulations and the requirements of the NASD and any applicable securities exchanges of which it is a member.






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         c.   It is a corporation organized, existing and in good standing under applicable state law and is qualified to do business as a corporation in those states or jurisdictions where it is or will be doing business pursuant to this Agreement.

         d. Only Registered Representatives of Broker-Dealer who are agents of KILICO, and who are licensed, registered, or otherwise qualified to offer and sell the variable products, may do so under this Agreement and as permitted under the applicable insurance laws of such state or jurisdiction under which the Registered Representatives are authorized to perform their activities.

         e. It, or a General Agent or an affiliate of Broker-Dealer, is in compliance in all material respects with all applicable insurance laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements.

         f. It shall carry out its sales and administrative obligations under this Agreement in continued compliance in all material respects with federal and state laws and regulations, including those governing securities and/or insurance-related activities or transactions, as applicable.

         g. It shall give LIS full and unfettered access to data gathered by it or its Registered Representatives with respect to or arising out of the solicitation and sale of Contracts pursuant to this Agreement.

         h. It will solicit sales of the Contracts only in those states or jurisdictions and the manner in which the Contracts may be lawfully sold.

         i. All solicitation and sales activities of Broker-Dealer and its Registered Representatives will be in compliance with all applicable state and federal securities laws and regulations, all applicable insurance laws and regulations, as well as all applicable NASD rules and regulations.

2.2 Broker-Dealer will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer and sale of the Contracts and will supervise strict compliance with applicable federal and state securities laws, NASD rules, insurance licensing, and general regulatory requirements. Neither LIS nor any issuer or principal underwriter of the Contracts shall have any responsibility in connection with Broker-Dealer's program of supervision and compliance or any responsibility for failure by Broker-Dealer or its Registered Representatives to comply with applicable law or regulation.

2.3 Broker-Dealer, through its Registered Representatives or otherwise, shall not make any recommendations to an applicant or prospective purchaser to purchase a Contract without having reasonable grounds to believe that the purchase of the Contract is suitable for the applicant or prospective purchaser. While not limited to the following, a determination of suitability shall be based on information supplied to a Registered Representative after a reasonable inquiry concerning the applicant's or prospective purchaser's insurance and investment objectives, financial situation and needs, and where applicable, the suitability requirements referenced in Section 1.1 of this Agreement.

2.4 Broker-Dealer, through its Registered Representatives or otherwise, shall not make any misrepresentation or incomplete comparison relating a Contract for the purpose of inducing an applicant or prospective purchaser to lapse, forfeit or surrender an existing






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         insurance or annuity product in favor of purchasing a Contract or another insurance or annuity product.

2.5 Broker-Dealer or its Registered Representatives may solicit exchanges of other insurance contracts for Contracts only when Broker-Dealer can demonstrate that the exchange would be beneficial to the prospective purchaser or class of purchasers, provided that the exchange offer is approved in advance by an NASD-licensed principal of Broker-Dealer. Broker-Dealer shall maintain records of the basis for any determination that an exchange would be beneficial to the prospective purchaser, including the name of the principal approving the exchange offer.

2.6 Broker-Dealer, through its Registered Representatives or otherwise, shall not: (a) give any information or make any representations or statements in regard to the Contracts in connection with the offer or sale of the Contracts that is not in accordance with any PPM, registration statement, prospectus or statement of additional information ("SAI") relating to the Contracts, as that PPM, registration statement, prospectus or SAI may be amended or supplemented from time to time, or the then effective prospectus or SAI for an investment company, or in current advertising, sales literature or other promotional material approved by LIS; or (b) provide prospective purchasers any written materials other than Prospectuses, Private Placement Memoranda, and advertising, sales literature, and other promotional material, approved by LIS in writing.

2.7 If General Agent is an affiliate of Broker-Dealer as reflected in Recital D to this Agreement, then by engaging in the distribution activities contemplated by this Agreement, Broker-Dealer represents and warrants that Broker-Dealer:

         a. has obtained a letter from the Staff of the SEC advising Broker-Dealer that the Staff will not recommend enforcement action if General Agent is not registered as a broker-dealer with the SEC; or

         b. is relying upon a no-action letter issued by the Staff of the SEC at the request of a broker-dealer that, also, has a licensed insurance agent or agency engaged in distribution activities similar to those contemplated by this Agreement, and where the Staff did not recommend enforcement action if the insurance agent or agency was not registered as a broker-dealer with the SEC; and

         c. is complying and will continue to comply with the conditions set forth in that letter at all times while this Agreement is in effect.

2.8 Broker-Dealer shall notify LIS and KILICO immediately in writing if Broker-Dealer fails to comply with any of the applicable provisions set forth above.

2.9      LIS represents and warrants to, and covenants with, Broker-Dealer that:

         a. interests in the Private Placement Contracts are exempt from registration under the provisions of the 1933 Act;

         b. the balance of the Contracts are duly registered under applicable securities laws;

         c. all Contracts are legally issued and filed as required by applicable state insurance laws; and

         d. each PPM and all promotional materials issued or approved by LIS and provided to Broker-Dealer:







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                           (i) are and will be true, accurate and complete in
                    all material respects,

                           (ii) do not and will not contain any false or
                    misleading statements of material fact or omit any material facts necessary to make statements contained therein not misleading in light of the circumstances under which they are made,

                           (iii) do and will fully and adequately disclose all
                    material terms, conditions, limitations and restrictions, and

                           (iv) comply and will comply with all applicable laws
                    and regulations of those jurisdictions in which the Contracts will be offered.


                           Section 3: Sales Materials

3.1 Interests in the Private Placement Contracts shall be sold in reliance upon certain exemptions from federal securities law requirements for placement of securities other than by means of a public offering. Consequently, no advertising, sales literature, or other promotional material will be employed in the sale of the Private Placement Contracts, other than a PPM, the Private Placement Contract, statements contained therein, certain client specific analyses and information, and any authorized supplemental information provided by KILICO or LIS. Material that has been approved for distribution by LIS may be provided only to existing Broker-Dealer clients or clients of an affiliate of Broker-Dealer who are known personally by Broker-Dealer or that affiliate or their respective representatives, or to lawyers, accountants or investment advisers of those clients ("Acceptable Private Placement Clients"). Broker -Dealer and its Registered Representatives shall not with respect to any Private Placement
         Contracts: (i) engage in cold calling; (ii) publish any advertisement, article, notice or other communication in any newspaper, magazine, newsletter or similar media or broadcast on TV, radio or cable; and
         (iii) hold any seminars or meetings unless each invitee is known to be an Acceptable Private Placement Client.

3.2 Broker-Dealer and its Registered Representatives are not authorized to develop or use any sales, training, explanatory, or other materials without the prior written consent of LIS, and shall use only such sales, training, explanatory, or other materials that have been approved by LIS. Broker-Dealer shall submit to LIS, for written approval in advance of use, all advertising, sales literature, and other promotional material, as well as all signs, involving the use of LIS' of KILICO's name or pertaining to the sale of any Contract.

3.3 LIS will file such materials or will cause such materials to be filed with the SEC, the NASD, and with any state securities regulatory authorities, as appropriate.


                             Section 4: Compensation

4.1 Except as otherwise stated herein, Broker-Dealer shall be entitled to commissions and allowances with respect to sales of the Contracts it shall make in accordance with the Schedule of Commissions and Allowances attached to this Agreement, as amended from time to time. The Schedule of Commissions and Allowances is a part of this Agreement as if set forth herein. Commissions are payable by LIS or as otherwise permitted by law or regulations.












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                          Section 5: Term of Agreement

5.1 This Agreement shall be subject to immediate termination at any time by Broker-Dealer, or by LIS, upon receipt of written notice to the other party. The notice shall be delivered personally or mailed to the last known address of the other party via United States Mail.

5.2 This Agreement shall automatically terminate if Broker-Dealer ceases doing business in the legal format indicated above its signature on this Agreement.

5.3 This Agreement may be terminated for cause if Broker-Dealer or its employees or Registered Representatives have wrongfully withheld any funds, property or documents belonging to KILICO or LIS; have misrepresented any product or service offered by or through KILICO; or have failed to comply with the terms of this Agreement. Upon termination for cause, Broker-Dealer shall have no further rights or privileges under this Agreement.

5.4      In the event of termination as provided in this Agreement:

         a. Any commissions or allowances remaining payable to Broker-Dealer and charge-backs payable to LIS shall be paid in accordance with the provisions contained in the Schedule of Commissions and Allowances.

         b. LIS reserves the right at its discretion to appoint a licensed broker-dealer to service the business produced under this Agreement;

         c. Broker-Dealer agrees, upon demand, to deliver all of LIS' property to LIS and shall, upon demand, repay any existing indebtedness owed to LIS;

         d. Broker-Dealer shall carry out all residual obligations which arose while this Agreement was in force;

         e. All compensation payable by LIS to Broker-Dealer with respect to policies or contracts issued by KILICO shall be paid to Broker-Dealer until the expiration or other termination of the Agreement.

         f. Broker-Dealer and its Registered Representatives shall promptly return to KILICO all necessary records that it or they are required to maintain and that are deemed to be the property of KILICO.

5.5 This Agreement shall terminate contemporaneously with the termination of the Distribution Agreement.


                    Section 6: Complaints and Investigations

6.1 Broker-Dealer shall report promptly in writing to KILICO and LIS all customer complaints or inquiries relating to the offer and sale of the Contract or made by or on behalf of any owner of a Contract, whether written or oral, and shall assist KILICO and LIS in resolving those complaints to the satisfaction of all parties.

6.2 Broker-Dealer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding with respect to LIS, KILICO, and/or Broker-Dealer and its Registered Representatives or any affiliate, to the extent that the investigation or proceeding is in connection with the Contracts marketed under this Agreement.







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                              Section 7: Assignment

7.1 Broker-Dealer may not assign this Agreement without the prior written approval of LIS.

7.2 This Agreement is exclusively for and shall inure to the benefit of the parties hereto, their successors and assigns, and shall not be deemed to create any rights for the benefit of third parties.


                           Section 8: Confidentiality

8.1 Generally. Each party will hold the other party's Confidential Information (as defined below) in confidence and will safeguard it as provided herein. The party receiving Confidential Information will not, directly or indirectly, report, publish, distribute, disclose, or otherwise disseminate the Confidential Information, or any portion thereof, to any third party including its affiliates, and will not use the Confidential Information, or any portion thereof, for the benefit of itself or any third party including its affiliates or for any purpose, except only as necessary to perform its duties and exercise its rights hereunder, or as expressly authorized in writing by the party who owns the Confidential Information. Disclosure of Confidential Information internally by a recipient will be limited to those of its and its affiliates' officers, directors, employees, and agents on a "need to know" basis who must have access to the Confidential Information to enable the party to perform its duties and exercise its rights hereunder. In order to safeguard Confidential Information, each party shall (a) inform each recipient of Confidential Information of the confidential nature thereof and of the requirements of this Agreement, (b) direct the recipients to comply with the terms of this Agreement, and (c) exercise any other precautions necessary to prevent any improper use or disclosure of Confidential Information.

8.2 Definition. "Confidential Information" shall mean: (a) information regarding a party's or the party's affiliates', financial condition, information systems, business operations, plans and strategies, products or services, customers and prospective customers, and marketing and distribution plans, methods and techniques; (b) information that is marked "confidential," "proprietary" or in like words, or that is summarized in writing as being confidential prior to or promptly after disclosure to the other party; (c) any and all related research; and (d) any and all designs, ideas, concepts, and technology embodied therein. With respect to the Broker-Dealer, Confidential Information shall include (e) any information regarding customers that is provided to LIS hereunder and (f) any information concerning premium, losses, profitability, expiration dates, and insured demographics. Information is not considered confidential or proprietary if that information: (1) is or becomes generally available to the public other than as a result of disclosure by the recipient;
         (2) was available to or already known by the recipient on a non-confidential basis prior to its receipt from the party claiming confidentiality; (3) is developed by the recipient independently of any information or data acquired from the party claiming confidentiality; or (4) is disclosed pursuant to a court order or the requirement of any federal or state regulatory, judicial, or government authority.

8.3 Remedies. Each party acknowledges and agrees that monetary damages would not be a sufficient or adequate remedy for a breach or anticipated breach of this Section and that, in addition to any other legal or equitable remedies which may be available, each party shall be entitled to specific performance and injunctive relief for any breach or anticipated breach of this Section.

8.4 Survival. The provisions of this Section shall survive the expiration or other termination of this Agreement.











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                      Section 9: Modification of Agreement

9.1 This Agreement may not be modified in any way unless by written agreement signed by all of the parties, except for any amendment of the Schedule of Products pursuant to the terms of Section 1.5 hereof or of the Schedule of Commissions and Allowances pursuant to the terms of
         Section 4 hereof.


                           Section 10: Indemnification


10.1 Broker-Dealer shall indemnify and hold harmless LIS and each of its members, managers, officers, employees, affiliates (including, but not limited to, KILICO), agents, representatives, successors and assigns, against any loss or expense, including reasonable attorneys' fees, which arises out of, is based upon, or relates to: (i) any breach by Broker-Dealer of any representation, warranty, covenant or agreement contained in this Agreement; (ii) any negligent act or omission or willful misconduct by Broker-Dealer or any of its Registered Representatives or affiliates in carrying out their obligations under this Agreement; or (iii) any failure by Broker-Dealer or any of its Representatives or affiliates to comply with applicable law.

10.2 If any action or proceeding shall be brought against Broker-Dealer or any of its Registered Representatives or affiliates relating to a Contract sold pursuant to this Agreement, Broker-Dealer shall give prompt written notice to LIS.

10.3 In the event of any dispute with a Contract owner, LIS shall have the right, with prior written notice and consultation with Broker-Dealer, to take such action as LIS may deem necessary to promptly effect a mitigation of damages or limitation of losses, and without waiving or electing to relinquish any rights or remedies LIS may have against Broker-Dealer.

10.4 LIS shall have the right to settle with any Contract owner engaged in a dispute with LIS or Broker-Dealer without the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies LIS may have against Broker-Dealer.

10.5 The provisions of this Section shall survive the expiration or other termination of this Agreement. All rights and remedies of the parties hereunder shall be cumulative and in addition to all rights and remedies available to those parties at law or in equity.


                Section 11: Rights, Remedies etc. are Cumulative

11.1 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.


                               Section 12: Notices

12.1 Any notice required or permitted under this Agreement shall be delivered personally or sent by facsimile or by registered or certified mail, return receipt requested, with all postage prepaid:







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         a.   TO LIS:

              LIS Securities
              One Chase Manhattan Plaza
              New York, New York 10005
              Attention:  Michael Hartnett
              Fax: (212) 859-2671

         b.   TO BROKER-DEALER:




              Attention: General Counsel
              Fax:

12.2 A party may change its address or fax number for the delivery of notices by delivering a written notice to the other parties at its last specified address. All notices shall be effective upon delivery, except as otherwise provided in Section 5.2 of this Agreement; provided that any notice sent by facsimile shall be deemed ineffective unless a copy of the notice is also delivered personally or sent by express courier or mail for delivery on the same or next business day.


                             Section 13: Arbitration

13.1 Any disagreement, dispute, claim or controversy arising out of or relating to this Agreement, performance hereunder or the breach hereof, or otherwise arising between Broker-Dealer and LIS, shall be subject to mandatory arbitration under the auspices, rules and bylaws of the NASD, to the full extent applicable and as may be amended from time to time.

13.2 Where the NASD Code of Arbitration Procedure is not applicable, any dispute between Broker-Dealer and LIS arising under or relating to this Agreement shall be settled by compulsory arbitration before one arbitrator in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. The arbitration shall take place in New York unless the parties agree on another location. The arbitrator shall have no authority to issue any decision or award for punitive damages or for treble or any other type of multiple damages, consequential damages, or any compensatory damages based on a claim of lost profits or similar claim. Each party shall bear its own costs and expenses incurred by it in any such arbitration, except that the parties shall bear the expenses of the arbitrator's services equally. The provisions of this Section shall survive the expiration or other termination of this Agreement.


                                Section 14: Audit

14.1 Each party shall, upon reasonable notice to the other party, have the right to audit the books and records of the other party regarding information directly related to this Agreement, during the other party's normal business hours or by appointment, at such times as the auditing party reasonably deems necessary. The party being audited shall permit reasonable access to any of its facilities or any of its affiliates' facilities in which information pertaining to this Agreement is being processed or stored. Upon the auditing party's request, the other party shall provide reasonable assistance in performing the audit, including any audit required or requested by any federal, state, or local regulatory






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         authority having jurisdiction over the auditing party's business. The auditing party shall reimburse the party being audited for its reasonable out-of-pocket costs and expenses incurred in connection with the audit. The provisions of this Section shall survive the expiration or other termination of this Agreement.


                 Section 15: Interpretation, Jurisdiction, etc.

15.1 This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provisions of this Agreement.

15.2 This Agreement is made in the State of New York, and all questions concerning its validity, construction or otherwise shall be determined under the laws of New York without giving effect to principles of conflict of laws.


                              Section 16: Headings

16.1 The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


                            Section 17: Counterparts

17.1 This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument.


                            Section 18: Severability

18.1 This is a severable Agreement. In the event that any provisions of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that the provisions shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.











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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year indicated below.


LIFE INSURANCE SOLUTIONS, LLC D/B/A LIS SECURITIES

By:                                               Date:
    ----------------------------                       -------------------------

Title:
      --------------------------



BROKER-DEALER

("BROKER-DEALER")

By:                                               Date:
    ----------------------------                       -------------------------

Title:
      --------------------------














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